Dr. J. Craig Venter
President
Celera Genomics
45 West Gude Drive
Rockville, MD 02850


Dear Dr. Venter:

On behalf of PE Corporation through its Celera Genomics Unit (the "Company"), I am pleased to confirm the terms and conditions of our agreement regarding your bonus arrangements.

Your bonus program commenced as of July 1, 1998 and consists of four (4) periods, each of which is twelve (12) months long ending on June 30 in each of the years 1999 through 2002 (the "Bonus Periods").

Your bonus entitlement for each Bonus Period is $1,525,000 and will be paid to, or on your behalf, as follows:

(a) You must be an employee of the Company on the first and last days of each Bonus Period, except in the event of your death or disability (as defined for purposes of determining eligibility for Social Security disability benefits) in any Bonus Period.

     (i) In the event of your death or disability, your entitlement (if any) will be prorated for the period of time during the Bonus Period during which you were actively employed by the Company.

(b) The closing price of PE Corporation - Celera Genomics Group Common Stock (the "Celera Stock") on the New York Stock Exchange must exceed $17.12 per share on at least 1 day in each Bonus Period; provided, however, in the event of your death or disability, the stock price must be attained within 90 days after either of said events, even if said 90 days extends into the next Bonus Period, unless the stock price was attained earlier in the Bonus Period in which your death or disability occurs.

(c) If the stock price requirement of paragraph (b) above is not satisfied in any Bonus Period, your bonus entitlement ($1,525,000) for such Bonus Period will be carried over into one or more succeeding Bonus Periods and will be paid with, and in addition to, any entitlements attributable to the first Bonus Period in which the Celera Stock price exceeds $17.12 per share.

     (i) Notwithstanding paragraph (a) above, the carried over amount will be paid to you, or on your behalf, even if you are not employed on the last day of the subsequent Bonus Period and are otherwise ineligible for any entitlement for such subsequent Bonus Period.
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(d)  Payment of any amounts owing to you under this Agreement shall be made as soon as practicable after the end of the Bonus Period to which the payment relates; provided, however, any carried over amounts to which you may become entitled shall be paid as soon as practicable after the closing price of the Celera Stock exceeds $17.12 as provided in paragraph (b) above.

     (i) In the event of your death, any such amounts shall be paid to your designated beneficiary, or if none, to your estate.

(e) In lieu of current payments described in paragraph (d) above, you may elect to defer part or all of each Bonus Year's entitlement pursuant to the provisions of The Perkin-Elmer Corporation Deferred Compensation Plan by making an irrevocable election prior to the beginning of each Bonus Period; provided, however, for the Bonus Period ending June 30, 1999, any deferral election must be made within 10 days of your agreement and acceptance of the terms and conditions stated herein.

This letter constitutes the complete agreement between us in respect to your bonus arrangements. If you are in agreement, please so indicate by signing and returning the original of this letter. A signed copy is provided for your records.

Very truly yours,


PE CORPORATION


By:      /s/ Tony L. White
     -----------------------
     Chairman, President and
     Chief Executive Officer


The foregoing agreement is
hereby accepted and agreed to.


By:     /s/ J. Craig Venter
     -----------------------
     Signature


        4/28/99
     -----------------------
     Date